MSG RANGERS CORP. REPORTS
FISCAL 2027 FIRST QUARTER RESULTS

NEW YORK, N.Y., November 6, 2026 - MSG Rangers Corp. (NYSE: MSGR) ("MSG Rangers" or the "Company") today reported financial results for the fiscal first quarter ended September 30, 2026. This marks the first quarter that MSG Rangers is reporting financial results as a standalone company, following its spin-off from MSG Knickerbockers Corp. (NYSE: MSGK) ("MSG Knicks"), which was completed on October 26, 2026.
The Company's fiscal 2027 and 2026 results are presented in accordance with accounting requirements for the preparation of carve-out financial statements, reflecting the results of the Rangers businesses previously owned and operated by MSG Knicks. These results do not include all of the actual expenses that would have been incurred by MSG Rangers had it been a standalone company for the periods presented.
For the fiscal 2027 first quarter, the Company generated revenues of $14.1 million, an increase of $0.4 million, or 3%, as compared to the prior year period. In addition, the Company reported an operating loss of $23.6 million, an increase of $10.7 million, and adjusted operating loss of $21.3 million, an increase of $10.9 million, both as compared to the prior year period.(1)
MSG Rangers Corp. Executive Chairman and CEO James L. Dolan said, “Following our spin-off, MSG Rangers begins its new chapter as a standalone company with enhanced strategic flexibility. The Rangers are a marquee franchise with a large and passionate fan base, and we remain well-positioned to create long-term value for shareholders.”

Financial Results for the Three Months Ended September 30, 2026 and 2025:

	Three Months Ended
	September 30,		Change
$ millions	2026	2025	$	%
Revenues	$14.1	$13.7	$0.4	3%
Operating loss	$(23.6)	$(12.8)	$(10.7)	(84)%
Adjusted operating loss(1)	$(21.3)	$(10.4)	$(10.9)	NM
Note: Does not foot due to rounding. NM – Percentage is not meaningful.
1.See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Summary of Financial Results
For the fiscal 2027 first quarter, revenues of $14.1 million increased $0.4 million, or 3%, as compared to the prior year period. This primarily reflected higher revenues from league distributions of $1.2 million, mainly due to an increase in certain league distributions unrelated to national media rights fees, partially offset by other revenue decreases.
Direct operating expenses of $8.8 million increased $5.2 million as compared to the prior year period. This was primarily driven by (i) higher net provisions for certain team personnel transactions of $3.1 million and (ii) higher team personnel compensation of $1.3 million.
Selling, general and administrative expenses of $28.1 million increased $5.8 million, or 26%, as compared to the prior year period. This increase was primarily driven by (i) expenses related to the spin-off transaction in the current year period of $3.6 million and (ii) higher employee compensation and related benefits of $1.4 million.
Operating loss of $23.6 million increased $10.7 million and adjusted operating loss of $21.3 million increased $10.9 million, both as compared to the prior year period, primarily due to higher selling, general and administrative expenses and direct operating expenses.
About MSG Rangers Corp.
MSG Rangers Corp. (MSG Rangers) is a leading professional sports company, with a collection of assets that includes the New York Rangers (NHL) and a development league team, the Hartford Wolf Pack (AHL). MSG Rangers also operates a professional sports team performance center, the MSG Training Center in Greenburgh, NY. More information is available at msgrangers.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) gains or losses on sales or dispositions of businesses, and (v) the impact of purchase accounting adjustments related to business acquisitions. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this earnings release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates, and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

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Contacts:

Ari Danes, CFA Investor Relations (212) 465-6072
Grace Kaminer Investor Relations (212) 631-5076

MSG RANGERS CORP.
COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2026	2025
Revenues	$14,089	$13,655
Direct operating expenses	8,802	3,596
Selling, general and administrative expenses	28,088	22,286
Depreciation and amortization	576	616
Restructuring charges	211	—
Operating loss	(23,588)	(12,843)
Other income (expense):
Interest income	6	13
Interest expense	(694)	(920)
Miscellaneous (expense) income, net	(15)	(21)
Loss before income taxes	(24,291)	(13,771)
Income tax benefit	7,405	2,966
Net loss and comprehensive loss	$(16,886)	$(10,805)

Basic and diluted earnings (loss) per common share attributable to MSG Rangers stockholders(1)	$(1.39)	$(0.89)

(1) 12,105 common shares of the Company were outstanding as of October 26, 2026, the date of the spin-off from MSG Knickerbockers Corp. This share amount is being utilized for the calculation of basic loss per share for the three months ended September 30, 2026 and 2025 because the Company was not a standalone public company prior to the October 26, 2026 spin-off.

MSG RANGERS CORP.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating loss as described in this earnings release:

•Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets in all periods.
•Share-based compensation. This adjustment eliminates the compensation expense related to restricted stock units and stock options in all periods.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to certain employees.

	Three Months Ended
	September 30,
	2026	2025
Operating loss	$(23,588)	$(12,843)
Depreciation and amortization	576	616
Share-based compensation	1,500	1,800
Restructuring charges	211	—
Adjusted operating loss	$(21,301)	$(10,427)

MSG RANGERS CORP.
COMBINED BALANCE SHEETS
(In thousands, except per share data)

	September 30, 2026	June 30, 2026
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$51	$160
Accounts receivable, net of allowance for doubtful accounts of $0 as of September 30, 2026 and June 30, 2026	8,258	9,033
Net related party receivables	44,518	13,399
Prepaid expenses	56,943	32,666
Other current assets	8,540	13,430
Total current assets	118,310	68,688
Property and equipment, net of accumulated depreciation and amortization of $42,104 and $41,528 as of September 30, 2026 and June 30, 2026, respectively	22,568	22,944
Right-of-use lease assets	266,568	266,802
Indefinite-lived intangible assets	20,378	20,378
Goodwill	76,423	76,423
Deferred tax assets, net	49,793	42,374
Other assets	47,843	19,685
Total assets	$601,883	$517,294

MSG RANGERS CORP.
COMBINED BALANCE SHEETS (continued)
(In thousands, except per share data)

	September 30, 2026	June 30, 2026
LIABILITIES AND EQUITY	(Unaudited)
Current Liabilities:
Accounts payable	$2,535	$1,703
Net related party payables	6	47
Debt	16,500	16,500
Accrued liabilities:
Employee-related costs	17,771	18,258
League-related accruals	57,886	87,250
Other accrued liabilities	2,260	1,166
Operating lease liabilities, current	19,429	19,288
Deferred revenue	139,365	75,143
Total current liabilities	255,752	219,355
Operating lease liabilities, noncurrent	308,263	312,309
Other employee-related costs	14,708	18,347
Deferred revenue, noncurrent	195	205
Total liabilities	578,918	550,216
Commitments and contingencies
MSG Rangers Divisional Equity (Deficit):
MSG Knicks investment	22,965	(32,922)
Total MSG Rangers divisional equity (deficit)	22,965	(32,922)
Total liabilities and MSG Rangers divisional equity (deficit)	$601,883	$517,294

MSG RANGERS CORP.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2026	2025
Net cash used in operating activities	$(71,188)	$(5,111)
Net cash used in investing activities	(194)	(159)
Net cash provided by financing activities	71,273	5,280
Net (decrease) increase in cash, cash equivalents and restricted cash	(109)	10
Cash, cash equivalents and restricted cash at beginning of period	160	8,720
Cash, cash equivalents and restricted cash at end of period	$51	$8,730